Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-14381 of The Procter & Gamble Company on Form S-8 of our report dated December 20, 2010, appearing in this Annual Report on Form 11-K of The Profit Sharing Retirement Plan of The Procter & Gamble Commercial Company for the year ended June 30, 2010.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

Cincinnati, Ohio
December 20, 2010